Exhibit 10.159

AMENDMENT TO
DEFERRED BONUS AGREEMENT
WITH
RONALD A. DUNCAN

This Amendment to the Deferred Bonus Agreement is made this 31st day of December, 2008, by and among General Communication, Inc. (“GCI”), GCI Communication Corp. (the “Employer”) and Ronald A. Duncan (“Duncan”).

WHEREAS, GCI and Duncan entered into a Deferred Bonus Agreement (the “Agreement”) on June 12, 1989;

WHEREAS, the Employer assumed the obligations of GCI under the Agreement in 1997;

WHEREAS, pursuant to the Agreement, Duncan’s Deferred Bonus Account under the Agreement was credited with $325,000 on June 12, 1989;

WHEREAS, pursuant to Section 3 of the Agreement, earnings have been credited, for all periods, to Duncan’s Deferred Bonus Account as if the Deferred Bonus Account was invested entirely in Class A common stock of GCI;

WHEREAS, Section 9 of the Agreement provides that the parties may amend the Agreement at any time;

WHEREAS, the parties desire to (a) amend the Agreement to comply with Section 409A of the Internal Revenue Code of 1986, as amended and the final regulations issued thereunder (“Section 409A”); and (b) take advantage of the transition rules provided under Section 409A to make a payment in full of all amounts credited to Duncan under the Agreement on February 8, 2009;

NOW THEREFORE, the parties agree as follows:

1.           Notwithstanding any other provision of the Agreement, Duncan’s entire Deferred Bonus Account, including any earnings credited to the Deferred Bonus Account, shall be paid to Duncan, in one lump sum cash payment, less required withholdings, on February 8, 2009;

2.           For purposes of determining the value of the Deferred Bonus Account as of the February 8, 2009, payment date, Duncan has the right, effective from the date this Amendment is signed through and including February 7, 2009, to elect to have the earnings on the Deferred Bonus Account determined as if the Class A common stock of GCI, upon which earnings on the Deferred Bonus Account currently are being based pursuant to Section 3 of the Agreement, was sold at the market value of such shares as reported on the Nasdaq (disregarding any commissions or transaction fees) as of the date and time of such election (which may not be retroactive).  This election shall be communicated by Duncan in writing (and an e-mail may suffice for such writing) to John Lowber indicating the prospective date and time of such “sale.”  Such election, once made, shall be irrevocable.  Once the value of the Deferred Bonus Account is determined as provided in this paragraph 3, such Deferred Bonus Account will not be further adjusted for any earnings or interest after such date.

3.           The payment of Duncan’s Deferred Bonus Account on February 8, 2009, shall be in complete satisfaction of all benefits under the Agreement to which Duncan is entitled, and no benefits shall accrue or be credited to Duncan under the Agreement after such payment.

4.           Each provision of the Agreement that is inconsistent with the provisions set forth above hereby are amended to be consistent with this Amendment, including any provision relating to the time and form of payment of the Deferred Bonus Account.

5.           It is intended that the Agreement and this Amendment comply in all respects with the provisions of Section 409A, and this Amendment and the remaining provisions of the Agreement shall be interpreted in a manner consistent with Section 409A.

IN WITNESS WHEREOF, the undersigned officers, being duly authorized by GCI and the Employer, respectively, and Duncan hereby approve and adopt this Amendment to be effective as of the date first set forth above.

GENERAL COMMUNICATION, INC.

By: /s/ John M. Lowber
Title:  Senior Vice President
           Chief Financial Officer

GCI COMMUNICATION CORP.

By: /s/ John M. Lowber
Title:  Senior Vice President
           Chief Financial Officer

/s/ Ronald A. Duncan
Ronald A. Duncan